Exhibit 99.1

FOR IMMEDIATE RELEASE

Prologis Forms €2.4 Billion Joint Venture with

Norges Bank Investment Management in Europe

New Venture Seeded with 49 Million Square Foot (4.5 Million Square Meter)

Prologis Class-A Portfolio; Completes European Recapitalization Ahead of Schedule

SAN FRANCISCO (Dec. 20, 2012) – Prologis, Inc. (NYSE: PLD), the leading global owner, operator and developer of industrial real estate, today announced the signing of a definitive agreement to form Prologis European Logistics Partners Sàrl, a euro-denominated joint venture. The venture will acquire a portfolio of high-quality distribution facilities wholly owned by Prologis in 11 target European global markets.

Prologis’ partner is Norges Bank Investment Management (NBIM), which is the manager of the Norwegian Government Pension Fund Global. Prologis European Logistics Partners will be structured as a 50 / 50 joint venture with an equity commitment of €2.4 billion ($3.1 billion), which includes a €1.2 billion ($1.55 billion) co-investment by both NBIM and Prologis. The leverage ratio is initially expected to be less than 15 percent of the aggregate gross value of the venture’s assets, which will be repaid upon maturity, enabling the venture to operate on an all-equity basis.

Upon closing, the venture will acquire a stabilized portfolio of 195 properties totaling approximately 49 million square feet (4.5 million square meters); about 75 percent of the properties coming from the former ProLogis European Properties (PEPR) fund and the remaining 25 percent coming from other Prologis wholly owned assets.

The venture may grow through acquiring strategic portfolios in target markets and, where appropriate, properties that complement the existing asset base. In connection with the transaction, NBIM will receive a warrant to acquire 6 million shares of Prologis common stock based on the closing price of $35.64 per share on Wednesday, Dec. 19, 2012. The warrant will have a three-year term.

“This joint venture is a significant milestone for Prologis, as it completes our European recapitalization ahead of schedule,” said Hamid R. Moghadam, co-CEO and chairman, Prologis. “Our Private Capital business serves as a powerful growth engine for the company, allowing us to continue to serve our growing global customer base, while redeploying capital efficiently and increasing and diversifying our revenue.”

“Our participation in the Prologis European Logistics Partners venture advances our strategy of investing in high-quality properties,” said Karsten Kallevig, chief investment officer for real estate, NBIM. “We are very pleased to be teaming up with a partner of Prologis’ caliber as we enter the market for industrial real estate, and we look forward to working together on future endeavors.”

The venture has an initial term of 15 years, which may be extended for additional 15-year periods. Prologis will have the ability to reduce its ownership to 20 percent following the second anniversary of closing.

About Prologis

Prologis, Inc., is the leading owner, operator and developer of industrial real estate, focused on global and regional markets across the Americas, Europe and Asia. As of September 30, 2012, Prologis owned or had investments in, on a consolidated basis or through unconsolidated joint ventures, properties and development projects expected to total approximately 565 million square feet (52.5 million square meters) in 21 countries. The company leases modern distribution facilities to more than 4,500 customers, including manufacturers, retailers, transportation companies, third-party logistics providers and other enterprises.

Media Contacts (San Francisco)

Atle Erlingsson, Tel: +1 415 733 9495, aerlingsson@prologis.com

Tracy Ward, Tel: +1 415 733 9565, tward@prologis.com

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